Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Kate Dreyer comScore, Inc. 571-306-6647 press@comscore.com

comScore Board Names Co-Founder Gian Fulgoni as Company’s Chief Executive Officer

comScore Implements Additional Strategic Changes to its Executive Leadership Team

RESTON, VA, August 10, 2016 – comScore (NASDAQ: SCOR) today announced that its Board of Directors has named company co-founder Gian Fulgoni as its Chief Executive Officer. Mr. Fulgoni most recently served comScore as Chairman Emeritus, a role he has held since 2014, and he will continue to serve on the Board. Mr. Fulgoni previously served as the company’s Executive Chairman of the Board from 1999 to March 2014 and has been a member of the Board since 1999. From 1981 to 1998, Mr. Fulgoni was President / CEO of Information Resources, Inc. (IRI), a leading global supplier of retail point-of-sale scanner information to the consumer packaged goods industry.

“I am honored to take on the role as CEO of comScore at this important juncture in our company’s history,” said Mr. Fulgoni. “As comScore moves forward in pursuit of compelling TV and cross-platform measurement opportunities along with the other attractive digital measurement markets that exist globally, I am confident in the foundation we have built with our talented employees, world-class technology and data assets, and industry-leading solutions. We will lean into the future with the bias for action, passion and spirit of innovation that have always been the hallmarks of comScore.”

Serge Matta will serve as Executive Vice Chairman and Advisor to the Chief Executive Officer with a focus on innovation, product development and technology and remain a member of the Board. “I remain solidly committed to the work we’re doing at comScore,” said Mr. Matta, “and I look forward to helping us continue to develop industry-leading mobile and cross-platform products.”

Concurrently with the appointment of Mr. Fulgoni, the company implemented additional strategic changes to its executive leadership. Bill Livek, comScore’s Executive Vice Chairman and President, who previously served as the Chief Executive Officer of Rentrak where he led the development of the company’s next-generation TV audience measurement model, will assume strategic and day-to-day responsibility for the expansion of comScore’s fast-growing TV, cross-platform and movies measurement businesses.

Mr. Livek said: “I’m delighted to be working in partnership with Gian and the talented comScore team to fulfill our strategic vision for the future of TV and cross-platform measurement. Our information assets and measurement technologies have been specifically built to address the world of TV, digital video and movies today and into the future. I’m confident we have the solutions our clients urgently need in this dynamic, cross-platform world.”

The company also announced the appointment of David Chemerow as its Chief Financial Officer. Mr. Chemerow has most recently served as the company’s Chief Revenue Officer since January 2016. Immediately prior to that, Mr. Chemerow was the Chief Operating Officer and Chief Financial Officer of Rentrak Corporation until it was merged into comScore in January 2016. Chemerow, Livek and Matta will report directly to Mr. Fulgoni.

Melvin Wesley III, most recently serving as the company’s Chief Financial Officer, has discontinued his role as such and will remain with the company to assist in the company’s transition of the Chief Financial Officer duties to Mr. Chemerow.

The company also announced that Joan M. Lewis has been elected Non-Executive Chair of the comScore Board of Directors. Prior to joining comScore’s Board in 2015, Ms. Lewis spent 27 years at the Procter & Gamble company, most recently as SVP of Global Consumer and Market Knowledge. Ms. Lewis commented: “I look forward to serving as Chair of the comScore Board of Directors, which has full confidence in the revised management structure and the executives’ service in their new roles.”

Conference Call Information

Management will provide a company update in a conference call on Wednesday, August 10th at 8:30 a.m. ET.

The conference call and replay can be accessed by telephone and webcast as follows:

Participant Toll-Free Dial-In Number:       (844) 848-8734

Participant International Dial-In Number:  (678) 562-4248

Webcast (live and replay): http://ir.comscore.com/events.cfm

About comScore

comScore, Inc. (NASDAQ: SCOR) is a leading cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations as to the timing and outcome of its internal investigation, the filing of its periodic reports, including the Reports, and the Company’s expected financial and operational results for the six months ended June 30, 2016 and the full year ended December 31, 2016. These statements involve risks and uncertainties that could cause comScore’s actual results to differ materially, including, but not limited to: the discovery of additional information relevant to the internal review; the conclusions of comScore’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal review; the timing of the review by, and the conclusions of, comScore’s Audit Committee, Board of Directors and independent public accounting firm regarding the internal review and comScore’s financial statements; and the risk that the completion and filing of comScore’s periodic reports with the SEC will take longer than expected; comScore’s ability to develop new products, particularly in cross-media measurement; comScore’s ability to integrate Rentrak’s business with its own; comScore’s ability to sell new or additional products and attract new customers; comScore’s dependence on certain key members of management; and the volatility of quarterly results and expectations.

For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and other filings comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site

(http://www.sec.gov).

Stockholders of comScore are cautioned not to place undue reliance on comScore’s forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.